    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1999
                                           REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                           THE PROVIDENCE GAS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  RHODE ISLAND                                          05-0203650
         (STATE OR OTHER JURISDICTION OF                   (IRS EMPLOYER IDENTIFICATION NUMBER)
         INCORPORATION OR ORGANIZATION)

                             100 WEYBOSSET STREET,
                         PROVIDENCE, RHODE ISLAND 02903
                                 (401) 272-5040
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GARY S. GILLHEENEY
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                           THE PROVIDENCE GAS COMPANY
                              100 WEYBOSSET STREET
                              PROVIDENCE, RI 02903
                                 (401) 272-5040
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

            MARGARET D. FARRELL, ESQ.                            JAMES L. NOUSS, JR., ESQ.
            HINCKLEY, ALLEN & SNYDER                                  BRYAN CAVE LLP
                1500 FLEET CENTER                             211 NORTH BROADWAY, SUITE 3600
              PROVIDENCE, RI 02903                                  ST. LOUIS, MO 63102
                 (401) 274-2000                                       (314) 259-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]__________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                      PROPOSED          PROPOSED
                                                                       MAXIMUM          MAXIMUM
               TITLE OF SECURITIES                  AMOUNT TO BE   AGGREGATE PRICE     AGGREGATE          AMOUNT OF
                 TO BE REGISTERED                    REGISTERED     PER UNIT (1)     OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
     % Senior Secured Insured Quarterly Notes Due
              , 2029..............................  $15,000,000          100%         $15,000,000         $4,170.00
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                    SUBJECT TO COMPLETION, JANUARY 22, 1999
                                                                        RATINGS:
                                                        STANDARD & POOR'S: "AAA"
                                                                  MOODY'S: "AAA"
                                                                 (SEE "RATINGS")
PROSPECTUS

                                  $15,000,000
                           [PROVIDENCE GAS CO. LOGO]

                        % SENIOR SECURED INSURED QUARTERLY NOTES

                         DUE                     , 2029
                                (IQ NOTES(SM)*)

The notes bear interest at the rate of      % per year. Interest on the notes is
payable quarterly on February 1, May 1, August 1 and November 1 of each year,
beginning May 1, 1999. The notes will mature on              , 2029. We can
redeem the notes on or after February   , 2004. We will also redeem the notes,
subject to certain conditions, at the option of the representative of any deceased noteholder.

The notes will be secured by a direct first lien on substantially all of our real and tangible personal property and franchises and will rank equally with all of our other first mortgage bonds. The notes will be available for purchase in denominations of $1,000.

The payment of the regularly scheduled principal and interest on the notes will be insured by a financial guaranty insurance policy issued by MBIA Insurance Corporation.

                          [MBIA Insurance Corp. LOGO]

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Edward D. Jones & Co., L.P. has agreed to purchase the notes at 96.850% of their principal amount ($14.53 million aggregate proceeds to The Providence Gas Company, before deducting our expenses, which we estimate to be $442,000), subject to the terms of our purchase agreement. Edward D. Jones & Co., L.P. plans to sell the notes from time to time, in negotiated transactions or otherwise, at prices based on either the prevailing market or negotiated prices.

We expect that the notes will be ready for delivery in book-entry form only
through The Depository Trust Company ("DTC"), on or about              , 1999.
-------------------------

* IQ Notes is a service mark of Edward D. Jones & Co., L.P.
                          EDWARD D. JONES & CO., L.P.
                           -------------------------
              The date of this Prospectus is              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

We have filed a registration statement on Form S-3 with the SEC covering the notes. For further information on The Providence Gas Company and the notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

                           FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about The Providence Gas Company, including, among other things:

- our anticipated growth strategies;

- changes in governmental regulations or regulatory policies; and

- our ability to continue to control costs and maintain quality.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "ProvGas," "our" and "we" as used in this prospectus refer to The Providence Gas Company and its subsidiary and predecessors as a combined entity, except where it is made clear that such term means only the parent company.

                                  THE COMPANY

ProvGas is a public utility engaged in natural gas distribution, serving approximately 166,000 customers in Providence, Newport and 23 other cities and towns in Rhode Island. Our service area encompasses approximately 730 square miles with a population of approximately 817,000. For the year ended September 30, 1998, residential sales accounted for approximately 57% of total firm deliveries, with commercial and industrial sales representing approximately 43%.

Our gas distribution system consists of approximately 2,300 miles of gas mains, 166,000 gas meters, and the necessary pressure regulators.

We are subject to regulation by various federal, state and local agencies including the Rhode Island Public Utilities Commission and the Federal Energy Regulatory Commission. These agencies regulate various aspects of our business including the retail utility rates we charge, certain tariffs that affect our pricing, our accounting practices and our ability to acquire, construct, operate or dispose of certain assets and facilities.

1998 HIGHLIGHTS

- In the first year of our Energize RI program, we lowered prices to customers by four percent, implemented a three-year rate freeze by successfully outsourcing gas supply, and began infrastructure investments related to economic development and system reliability.

- More than 40 percent of the 3,500 eligible business customers are participating in Business Choice, our deregulation program. This represents almost 25 percent of ProvGas' firm deliveries. This program has produced customer savings ranging from 5 to 20 percent.

OPPORTUNITIES FOR GROWTH

In addition to opportunities presented by our Energize RI and Business Choice programs, we seek to grow our business though implementation of the following strategies:

- Improving and expanding infrastructure;

- Implementing new technology;

- Managing costs; and

- Providing superior customer service.

--------------------------------------------------------------------------------

                                  THE OFFERING

Notes Offered.................   First Mortgage Bonds, Series T, also referred
                                 to as the      % Senior Secured Insured
                                 Quarterly Notes due              , 2029 (the
                                 "Notes")

Aggregate Principal Amount....   $15,000,000

Interest Rate.................        %

Date of Maturity..............                , 2029

Interest Payment Dates........   February 1, May 1, August 1 and November 1 of
                                 each year, beginning May 1, 1999

Record Date for Interest
  Payments....................   The 15th calendar day of the month preceding
                                 the month in which an Interest Payment Date occurs.

Ranking.......................   The Notes will be secured by a direct first
                                 lien on substantially all of ProvGas' real and tangible personal property and franchises, and will rank equally with all of our other first mortgage bonds (except as to any sinking fund or similar fund provided for first mortgage bonds of a particular series).

Redemption of the Notes:
  Option of ProvGas...........   We will have the option to redeem the Notes (in
                                 whole or in part), from time to time on or
                                 after February   , 2004. If we redeem the
                                 Notes, we will pay 100% of the principal amount plus the accrued interest through the redemption date.

Redemption of the Notes:
  Option of a Deceased
  Noteholder's
  Representative..............   We will also redeem the Notes at the option of
                                 the representative of any deceased noteholder.
                                 We will pay 100% of the principal amount, plus
                                 accrued interest, subject to the following
                                 condition: the maximum principal amount we will
                                 redeem is $25,000 per deceased owner and
                                 $375,000 in the aggregate for all deceased
                                 owners during the initial period from the date
                                 of this prospectus until February   , 2000 and
                                 during each twelve-month period thereafter.

Insurance.....................   The payment of the regularly scheduled
                                 principal and interest on the Notes will be insured by a financial guaranty insurance policy issued by MBIA Insurance Corporation that will be issued at the same time the Notes are delivered.

Form of Note..................   One global security, held in the name of DTC.

Settlement and Payment........   Same-day immediately available funds.

Rating........................   We anticipate that the Notes will be rated
                                 "AAA" by Standard & Poor's Ratings Group and
                                 "Aaa" by Moody's Investors Services, Inc.

--------------------------------------------------------------------------------

Ratio of Earnings to Fixed
Charges.......................   Our ratio of earnings to fixed charges for each
                                 of the years ended September 30, 1998 through 1994 is 2.59; 2.63; 2.75; 2.19 and 2.89.

Use of Proceeds...............   We estimate that the net proceeds of the
                                 offering will be approximately $14.1 million.
                                 We intend to use these proceeds from the offering of the Notes to repay a portion of our outstanding short-term indebtedness.

                           THE PROVIDENCE GAS COMPANY

ProvGas, incorporated in Rhode Island in 1847, is a wholly-owned subsidiary of Providence Energy Corporation ("Providence Energy"). The outstanding shares of common stock of Providence Energy are presently listed on the New York Stock Exchange and trade under the ticker symbol "PVY."

ProvGas is a public utility engaged in natural gas distribution, serving approximately 166,000 customers in Providence, Newport and 23 other cities and towns in Rhode Island. Our service area encompasses approximately 730 square miles and has a population of approximately 817,000.

Our gas distribution system consists of approximately 2,300 miles of gas mains, 166,000 gas meters, and the necessary pressure regulators. ProvGas has regulating and metering facilities at eight points of delivery from Algonquin Gas Transmission Company and one from Tennessee Gas Pipeline Company, which we believe to be adequate for receiving gas into our distribution system.

ProvGas is subject to regulation by various federal, state and local agencies including the Rhode Island Public Utilities Commission ("RIPUC") and the Federal Energy Regulatory Commission ("FERC"). The RIPUC regulates public utilities in Rhode Island with respect to rates and charges, standards of service, accounting and various other matters. The FERC has jurisdiction over certain aspects of our business relating, among other things, to the transportation and sale of natural gas in interstate commerce. We are also subject to standards prescribed by the Secretary of Transportation under the Natural Gas Pipeline Safety Act of 1968 with respect to the design, installation, testing, construction and maintenance of pipeline facilities.

The foregoing information concerning ProvGas does not purport to be comprehensive. For additional information concerning our business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we are subject, prospective purchasers of the Notes should refer to the Incorporated Documents. See "Incorporation by Reference: Information We File with the SEC."

GAS SUPPLY

ProvGas has entered into a full requirements contract with Duke Energy Trading and Marketing, L.L.C. ("DETM") to provide all of our gas supply needs through September 30, 2000. DETM provides gas at a fixed price to our firm customers and at market prices to cover our non-firm sales customers' needs. Despite volatile natural gas prices, we are able to provide a three-year price freeze to our customers by outsourcing gas supply to DETM.

CUSTOMERS

In our 1998 fiscal year, we experienced modest customer growth in both the residential and commercial/industrial markets; the average annual number of customers rose one percent to approximately 166,000. In our 1998 fiscal year, residential sales accounted for approximately 57% of total firm deliveries, with commercial and industrial sales representing approximately 43%.

1998 HIGHLIGHTS

We seek to grow our business by improving and expanding infrastructure, implementing new technology, managing costs and providing superior customer service. In our 1998 fiscal year, we generated lower operating revenues compared to the previous year due, in large part, to (1) unseasonably warm temperatures during the 1997-1998 winter season, and (2) adverse market prices of natural gas versus alternate fuels which negatively impacted non-firm gas deliveries.

ENERGIZE RI PROGRAM

Energize RI is an innovative three-year regulatory plan implemented by ProvGas which is designed to provide price stability to customers, improve system reliability, and enhance economic development while improving earnings stability. Under Energize RI, customer rates were lowered four percent in October 1997 and will remain frozen until September 2000, producing savings for Rhode Island customers of about $20 million.

BUSINESS CHOICE PROGRAM

In May 1996, the RIPUC approved a ProvGas plan for unbundling natural gas service in Rhode Island, enabling certain customers to choose their gas suppliers. In August 1997, the RIPUC approved another plan, called Business Choice, to further unbundle services to additional commercial and industrial customers.

Business Choice now has approximately 1,500 firm transportation customers with annual deliveries of over 5 billion cubic feet per year, representing approximately 25 percent of our total annual firm deliveries. Surveys indicate customers are saving as much as 20 percent on their gas bills.

MANAGING COSTS

Over the past year, we took additional steps to cut costs, reduce debt cost and improve collection. In fiscal 1998, we retired $6.4 million of Series M bonds with a coupon rate of 10.25 percent using short-term borrowings bearing interest at a weighted average rate of 5.48% in 1998. We intend to repay the short-term debt used to retire the Series M bonds with a portion of the net proceeds of this offering. See "Use of Proceeds."

NATURAL GAS VEHICLE STATIONS

In response to the large increase in both state-owned and private fleet vehicles powered by natural gas, we invested approximately $300,000 to renovate our Providence "quick-fill" station for natural gas vehicles -- one of three stations that we operate in the state. A new Rhode Island law provides substantial tax incentives which, along with the Federal Department of Energy's designation of Providence as a "clean city," may increase use and awareness of the benefits of natural gas vehicles.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following is a summary of certain financial information of ProvGas and its subsidiary and is qualified in its entirety by, and should be read in conjunction with, the detailed information and ProvGas consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation by Reference: Information We File with the SEC."

                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                  --------------------------------------------------------
                                    1998        1997        1996        1995        1994
                                  --------    --------    --------    --------    --------
                                                       (IN THOUSANDS)
Operating revenue...............  $184,026    $210,673    $210,601    $180,043    $219,143
Net income......................     8,759       8,771       9,310       6,515       8,746
Net income available to common
  stockholder...................     8,272       8,145       8,614       5,819       8,050
Total assets....................   228,614     242,143     237,515     214,727     221,177
Long-term debt, excluding
  current maturities............    76,851      70,700      70,777      72,450      58,915
Capital leases..................     1,170       1,672       1,678       2,032       1,163
Total preferred stock...........     4,800       6,400       8,000       8,000       8,000

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the fiscal years ended September 30, 1994 through 1998 is as follows:

                                                        FISCAL YEAR ENDED SEPTEMBER 30,
                                                      ------------------------------------
                                                      1998    1997    1996    1995    1994
                                                      ----    ----    ----    ----    ----
Ratio of earnings to fixed charges..................  2.59    2.63    2.75    2.19    2.89

For the purpose of computing such ratio, (i) earnings have been calculated by adding to income all income taxes deducted therefrom and all fixed charges; and
(ii) fixed charges consist of net interest charges, estimated interest portion of lease payments and capitalized interest.

                                 CAPITALIZATION

The following table sets forth the audited consolidated capitalization of ProvGas at September 30, 1998 and as adjusted to reflect the sale of the Notes
(also referred to as the First Mortgage Bonds, Series T, due                ,
2029) offered hereby and the application of the estimated net proceeds from such sale. See "Use of Proceeds." The table should be read in conjunction with ProvGas' consolidated financial statements and notes thereto included in the documents described under "Incorporation by Reference: Information We File with the SEC" (the "Incorporated Documents").

                                                                SEPTEMBER 30, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Common stock equity:
  Common stock, $1 Par, 2,500,000 shares authorized,
     1,243,598 shares outstanding...........................  $  1,244     $  1,244
  Amount paid in excess of par..............................    37,590       37,590
  Retained earnings.........................................    42,807       42,807
                                                              --------     --------
                                                                81,641       81,641
                                                              --------     --------
Cumulative preferred stock:
  Redeemable 8.7% series, $100 Par, 80,000 shares
     authorized, 48,000 shares outstanding..................     4,800        4,800
                                                              --------     --------
Long-term debt:
  First Mortgage Bonds, secured by property --
     Series M, 10.25%, due July 31, 2008....................     2,728        2,728
     Series N, 9.63%, due May 30, 2020......................    10,000       10,000
     Series O, 8.46%, due September 30, 2022................    12,500       12,500
     Series P, 8.09%, due September 30, 2022................    12,500       12,500
     Series Q, 5.62%, due November 30, 2003.................     9,600        9,600
     Series R, 7.50%, due December 15, 2025.................    15,000       15,000
     Series S, 6.82%, due April 20, 2018....................    15,000       15,000
     Series T,      %, due February   , 2029................         0       15,000
Other long-term debt........................................     2,573        2,573
Capital Leases..............................................     1,170        1,170
                                                              --------     --------
                                                                81,071       96,071
Less-current portion........................................     3,050        3,050
                                                              --------     --------
                                                                78,021       93,021
                                                              --------     --------
Total capitalization........................................  $164,462     $179,462
                                                              ========     ========

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes will be $14.1 million. We intend to use the net proceeds to repay part of our short-term debt under our bank lines of credit. This short-term debt was used for working capital and to repurchase $7.8 million of ProvGas' Series M bonds (including bond premium) in September 1998. The Series M bonds bear interest at a rate of
10.25 percent and mature on July 31, 2008. The cost of the September 1998 repurchase was comprised of $6.4 million in principal and $1.4 million in premium. We paid interest at a weighted average rate of 5.48% on our bank lines of credit in 1998.

                            DESCRIPTION OF THE NOTES

GENERAL

The Notes are to be issued under an Indenture dated as of January 1, 1922, between ProvGas and State Street Bank and Trust Company, as trustee (the "Trustee"), as amended and supplemented by various supplemental indentures,
including a Twentieth Supplemental Indenture dated as of February   , 1999. At
September 30, 1998, seven series of First Mortgage Bonds (as defined below) in an aggregate principal amount of approximately $77.3 million were outstanding under the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete, make use of defined terms (some but not all of which are defined herein) and are subject to, and qualified in their entirety by, all of the provisions of the Indenture and the supplements referenced herein, which are incorporated herein by this reference and which are available upon request to the Trustee. Unless otherwise indicated under this caption, references to "Section" numbers are references to the Section numbers of the original Indenture, references to "Twentieth Supp. Section" numbers are references to the Twentieth Supplemental Indenture and references to "Fourth Supp. Section" numbers are references to the Fourth Supplemental Indenture dated as of January 1, 1958. In addition, capitalized terms used in this section and not otherwise defined herein shall have the meaning given to them in the Indenture.

The Notes are secured, as are all of the bonds issued under the Indenture (collectively, "First Mortgage Bonds"), by a first mortgage lien on substantially all of the real and tangible personal property and franchises of ProvGas. See "Security and Priority." The Indenture provides that, in addition to the Notes offered hereby, additional First Mortgage Bonds may be issued thereunder, provided the aggregate principal amount of all First Mortgage Bonds that may be issued and outstanding cannot exceed 60% of the unfunded, bondable net property additions of ProvGas. See "Issuance of Additional First Mortgage Bonds." ProvGas may, in the future, issue debt securities under the Indenture or under a new indenture.

INTEREST

Each Note shall bear interest at      % (the "Securities Rate") from the date of
original issuance, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year and on the date of maturity to the person in whose name such Note is registered at the close of business on the fifteenth calendar day of the month preceding the month in which the respective Interest Payment Date occurs. The initial Interest Payment Date is May 1, 1999. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day (as defined herein), then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

SPECIAL INSURANCE PROVISIONS OF THE INDENTURE

So long as MBIA Insurance Corporation (the "Insurer") is not in default under the financial guaranty insurance policy that insures the payment of the principal of and interest on the Notes when due (the "Policy"), the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Notes upon the occurrence and during the continuation of an Event of Default (as defined herein). The Trustee shall within one Business Day notify the Insurer of any Nonpayment (as defined in the Policy) and such notice shall specify the amount of the Nonpayment. The Trustee shall make a claim for Nonpayment under the Policy prior to exercising any other rights under the Indenture; provided, however, if the Insurer defaults under the Policy, the Trustee may assert any and all rights it has under the Indenture. (Twentieth Supp. Section 5.06)

OPTIONAL REDEMPTION

ProvGas shall have the right to redeem the Notes, in whole or in part, at par without premium, from time to time, on or after February 1, 2004, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed (the "Redemption Price") plus any accrued and unpaid interest to the Redemption Date.

If notice of redemption is given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless ProvGas shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), ProvGas or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement. (Twentieth Supp. Section 4.02)

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default, a person authorized to represent the estate of a deceased Beneficial Owner (as defined herein) or a surviving joint tenant(s) or tenants(s) by the entirety (each a "Representative") of a deceased Beneficial Owner has the right to request redemption at par of all or part of such interest, expressed in integral multiples of $1,000 principal amount, in the Notes for payment prior to maturity, and ProvGas will redeem the same subject to the limitations that ProvGas will not be obligated to redeem during the period from the original issuance of the Notes through and including February 1, 2000 (the "Initial Period"), and during any twelve-month period which ends on and includes each February 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period") (i) on behalf of a deceased Beneficial Owner any interest in the Notes which exceeds an aggregate principal amount of $25,000 or (ii) interests in the Notes in an aggregate principal amount exceeding $375,000. A "Beneficial Owner" is a person who has the right to sell, transfer or otherwise dispose of an interest in a Note and the right to receive the proceeds therefrom, as well as the principal and interest payable to the holder thereof. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount in integral multiples of $1,000. Representatives of deceased Beneficial Owners must make arrangements with the registered owner of the Notes in the records of DTC (the "Participant"), through whom such interest is owned, to timely present redemption requests to the Trustee. If ProvGas, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $375,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. Any Note (or portion thereof) tendered pursuant to a redemption request may be withdrawn by a written request by the Representative received by the Trustee at least 10 days prior to its repayment.

Subject to the $25,000 and the $375,000 limitations, ProvGas will, after the death of any Beneficial Owner, redeem the interest of the Beneficial Owner in the Notes on the next Interest Payment Date following receipt by the Trustee of a redemption request received at least 20 days in advance of the next Interest Payment Date. If, during the Initial Period or any Subsequent Period, redemption requests exceed the aggregate principal amount of interests in Notes required to be redeemed, then such excess redemption requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. All redemption requests will be redeemed in the order in which the Trustee receives the redemption request. To obtain repayment pursuant to a redemption request, the Representative must provide to the Participant (i) a written request for repayment signed by the Representative, and such signature must be medallion guaranteed by a commercial bank, credit union, brokerage firm or other financial institution that is a member of the Securities Transfer Association Medallion Program (STAMP), New York Stock Exchange Program (SEMP) or Stock Exchange Medallion Program (MSP); (ii) appropriate evidence satisfactory to ProvGas and the Trustee that (A) the Representative has authority to act on behalf of the deceased Beneficial Owner, (B) the death of such Beneficial Owner has occurred and (C) the deceased was the owner of a beneficial interest in such Note at the time of death; (iii) if applicable, a properly executed assignment or endorsement; and (iv) if the beneficial interest in such Notes is held by a nominee of the deceased Beneficial Owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased's ownership of a beneficial interest in such Note. The Participant will provide these documents to the Trustee. All questions as to the eligibility or validity of any exercise of redemption on behalf of a deceased Beneficial Owner will be determined by ProvGas, in its sole discretion, which determinations will be final and binding on all parties.

Interests in the Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and ProvGas.

In the case of a redemption request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time ProvGas gives notice of its election to redeem the Notes, the interests in the Notes which are the subject of such redemption request shall not be eligible for redemption pursuant to ProvGas's option to redeem but shall remain subject to redemption pursuant to such redemption request. Because of the limitations of ProvGas's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Notes will be paid prior to maturity. (Twentieth Supp. Section 4.04)

REGISTRATION, TRANSFER AND EXCHANGE

The Notes will initially be issued in the form of one or more Global Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "Book-Entry Only Issuance -- The Depository Trust Company." The Global Notes will be registered in the name of a nominee of DTC. Except as set forth herein under "Book-Entry Only Issuance -- The Depository Trust Company," owners of beneficial interests in a

Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the Indenture.

The Notes will be exchangeable for other Notes of like aggregate principal amount in any authorized denominations. (Section 11; Twentieth Supp. Section 2.02)

PAYMENT AND PAYING AGENTS

Payments of principal of and interest on Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the account specified by the registered holder of such Global Note, which shall initially be a nominee of DTC. Interest on Notes (other than interest at maturity) that are in the form of certificated notes (the "Certificated Notes") will be paid by check mailed to the person entitled thereto at such person's address as it appears in the register for the Notes maintained by the Trustee. The principal of, and interest at maturity, if any, on Notes in the form of Certificated Notes will be payable in immediately available funds at the office of the Trustee or at the authorized office of any paying agent. (Twentieth Supp.
Section 7.04)

If and to the extent that ProvGas fails to make timely payment of interest on any Note, that interest shall cease to be payable to the persons who were the holders of such Notes at the applicable Regular Record Date, and shall instead become payable to the holder of such Note at the close of business on a special record date established by the Trustee, which special record date shall be not more than 15 or fewer than 10 days prior to the date of the proposed payment. (Twentieth Supp. Section 2.03)

All monies paid by ProvGas to the Trustee for the payment of principal of, and interest on, any Note which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to ProvGas, subject to applicable abandoned property law, and the holder of such Note will thereafter look only to ProvGas for payment thereof (Twentieth Supp.
Section 6.03)

In any case where the date of maturity of the principal or interest on any Note or the date fixed for redemption of any Note is not a Business Day, then payment of such principal or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal of the Note is stated to be payable to such next succeeding Business Day. (Twentieth Supp.
Section 6.20) "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks or trust companies in the City of Boston, Commonwealth of Massachusetts or in any other city where the corporate trust office of the Trustee may be located, are obligated or authorized by law or executive order to close.

SECURITY AND PRIORITY

All First Mortgage Bonds (including the Notes) will rank pari passu (except as to any sinking fund or similar fund provided for bonds of a particular series) as to security with all First Mortgage Bonds of any series now outstanding or hereafter issued under the Indenture. The Indenture is a direct first lien on substantially all of the real and tangible personal property and franchises of ProvGas (other than certain property expressly excluded from the lien thereof such as cash, securities, accounts receivable, materials or supplies acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of ProvGas and motor vehicles), and subject to excepted encumbrances (and certain other limitations) as defined and described in the Indenture. (See Granting Clauses of Indenture and Twentieth Supp.). The Indenture as supplemented permits, with certain specified limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issu-ance of additional indebtedness under such prior liens. (See Fourth Supp. Sections 3.10 and 3.11)

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

Additional First Mortgage Bonds may be issued under the Indenture to the extent of 60% of the unfunded, bondable net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months the net earnings of ProvGas shall have been at least twice the interest requirement for one year on all First Mortgage Bonds outstanding and to be issued. Additional First Mortgage Bonds may also be issued to refund bonds outstanding under the Indenture. Deposited cash may be applied to the retirement of First Mortgage Bonds or be withdrawn in an amount equal to the principal amount of First Mortgage Bonds which may be issued on the basis of unfunded net property additions. (Section 20 and Fourth Supp.
Section 3.03) As of September 30, 1998, unfunded net property additions were approximately $28 million, and ProvGas could issue approximately $17 million of additional First Mortgage Bonds on the basis of such property additions. The Notes are to be issued on the basis of property additions.

RELEASE AND SUBSTITUTION OF PROPERTY

The Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of cash deposited with the Trustee, bonds or purchase money obligations delivered to the Trustee, prior lien bonds delivered to the Trustee or reduced or assumed by the purchaser, property additions acquired in exchange for the property released, or upon a showing that unfunded net property additions exist. (Section 40)

LIMITATIONS ON DIVIDENDS

The Indenture and the Twentieth Supplemental Indenture relating to the Notes do not restrict ProvGas' ability to pay dividends on its Common Stock. However, limitations on dividends are imposed by supplemental indentures relating to all outstanding series of First Mortgage Bonds other than the Notes. As of September 30, 1998, approximately $15 million of ProvGas' retained earnings were available for dividends under the most restrictive terms of its outstanding First Mortgage Bonds.

MODIFICATION OF INDENTURE

The holders of 80% in aggregate principal amount of First Mortgage Bonds (including the Notes) outstanding under the Indenture have the ability: (a) to assent to and authorize the release of any part of the mortgaged property; (b) to assent to and authorize the alteration or amendment of any lease of property leased to ProvGas; and (c) to consent to and authorize any modification or alteration of any of the provisions of the Indenture, provided: (i) that the obligation of ProvGas to pay the principal of each series of First Mortgage Bonds at their respective maturities and the interest thereon as the same shall from time to time become due, shall continue unimpaired; (ii) that no modification shall give to any First Mortgage Bonds any preference over any other First Mortgage Bonds, and that no modification of any right which shall have been specifically provided in respect of any particular series of First Mortgage Bonds shall be effective unless assented to by the holders of eighty percent (80%) in aggregate principal amount of First Mortgage Bonds of such particular series; (iii) that no such modification shall authorize the creation of any lien prior or equal to the lien of the Indenture upon any of the mortgaged properties; (iv) that no such modification shall reduce the percentage of the principal amount of First Mortgage Bonds, the consent of the holders of which is required to effect a modification or alteration of the provisions of the Indenture; and (v) no such modification shall in any manner affect any of the rights or obligations of the Trustee without its written assent thereto. (Fourth Supp. Section 6.01)

In addition to any supplemental indenture otherwise authorized or permitted by the Indenture, ProvGas may, subject to the conditions and restrictions in the Indenture and without the consent of or notice to the holders of First Mortgage Bonds, execute a supplemental indenture for certain limited purposes set forth in the Indenture. (Fourth Supp. Section 6.02)

EVENTS OF DEFAULT; REMEDIES

The following constitute events of default under the Indenture, as modified by the Twentieth Supplemental Indenture: (a) default in the payment of principal of any Note when due and payable; (b) default in the payment of interest on any Note when due which continues for 90 days; (c) default in the performance or breach of any other covenant or agreement of ProvGas in the First Mortgage Bonds or in the Indenture and the continuation thereof for 90 days after written notice to ProvGas from the Trustee or from the holders of at least 10% in aggregate principal amount of the outstanding First Mortgage Bonds; and (d) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of ProvGas. (Sections 46, 47, 48, and 49; Twentieth Supp. Section 7.05)

If an event of default occurs and is continuing, the Trustee may, and upon the request of the holders of 40% in aggregate principal amount of the outstanding First Mortgage Bonds, shall declare the principal amount of all First Mortgage Bonds to be due and payable immediately. (Section 47) At any time after an acceleration of the First Mortgage Bonds has been declared but before a judgment or decree for the payment of the principal amount of the First Mortgage Bonds has been obtained, if ProvGas pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then the holders of a majority in aggregate principal amount of the First Mortgage Bonds outstanding may waive such default and its consequences. (Section 47) The Indenture also provides that the Trustee may, in the event of default, take possession and carry on the business of ProvGas (Section 46), sell the assets of ProvGas (Section 48) or seek relief through various legal proceedings such as receivership, foreclosure or a law suit (Sections 49, 50 and 51).

The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of First Mortgage Bonds unless such holders have offered to the Trustee reasonable security or indemnity. (Section 70) Upon the written request of 40% of the aggregate principal amount of First Mortgage Bonds outstanding, the Trustee shall exercise its rights to take possession, to foreclose, to sell or initiate legal proceedings. (Section 60) Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of two-thirds in principal amount of the outstanding First Mortgage Bonds generally will have the right to direct the time, method and place of conducting any proceeding for any foreclosure, sale or legal proceeding. (Section 61) After an acceleration of maturity requested by the holders of 40% of the aggregate principal amount of the First Mortgage Bonds, the holders of a majority in principal amount of the outstanding First Mortgage Bonds will have the right to waive any past default or event of default on behalf of all holders of First Mortgage Bonds. (Section 47) The Indenture provides that no holder of First Mortgage Bonds may institute any action against ProvGas under the Indenture unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than a 40% in aggregate principal amount of First Mortgage Bonds then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action after a reasonable opportunity. No holder of First Mortgage Bonds will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of First Mortgage Bonds. The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the First Mortgage Bonds, is required to give the holders of the

First Mortgage Bonds notice of any such default known to the Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, and interest on, any First Mortgage Bonds, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Twentieth Supp. Section 6.11) ProvGas is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, ProvGas is in compliance with the conditions and covenants under the Indenture. (Fourth Supp. Section 3.13)

DEFEASANCE AND DISCHARGE

The Indenture provides that ProvGas will be discharged from any and all obligations in respect to the First Mortgage Bonds and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of First Mortgage Bonds, replace stolen, lost or mutilated First Mortgage Bonds and maintain paying agencies) if, among other things, ProvGas irrevocably deposits with the Trustee, in trust for the benefit of holders of First Mortgage Bonds, money which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of and interest on the First Mortgage Bonds on the dates such payments are due in accordance with the terms of the Indenture and the First Mortgage Bonds. Thereafter, the holders of First Mortgage Bonds must look only to such deposit for payment of the principal of, and interest on, the First Mortgage Bonds. (Section 66)

CONSOLIDATION, MERGER AND SALE OR
DISPOSITION OF ASSETS

ProvGas will not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety unless
(i) the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and interest on all First Mortgage Bonds and the performance of every covenant of the Indenture to be performed or observed by ProvGas and (ii) the successor or transferee corporation could, after giving effect to such transaction, satisfy the requirements for issuing additional First Mortgage Bonds under the Indenture. (Article Fourth of Fourth Supp.)

RESIGNATION OR REMOVAL OF TRUSTEE

The Trustee may resign at any time upon written notice to ProvGas specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Trustee and such specified day. (Twentieth Supp. Section 6.15)

The Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding First Mortgage Bonds. In addition, so long as no Event of Default or event which, with the giving of notice or lapse of time or both, would become an Event of Default has occurred and is continuing, ProvGas may remove the Trustee upon notice to the holders of the Notes outstanding and the Trustee, and appointment of a successor Trustee. (Twentieth Supp Section 6.15)

GOVERNING LAW

The Indenture and each Note will be governed by Rhode Island law.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

DTC will act as the initial securities depository for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global Notes certificates will be issued, representing in the aggregate the total principal amount of Notes, and will be deposited with DTC (collectively, the "Global Notes").

DTC is a limited-purpose trust company organized under the New York Banking Law, a

"banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act (as defined herein). DTC holds securities that the Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued, ProvGas determines that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC will mail an Omnibus Proxy to ProvGas as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the Notes will be made through Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information, on the Interest Payment Date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or ProvGas, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Trustee upon receipt of funds from ProvGas, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of an interest in a Global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

DTC may discontinue providing its services as security depository with respect to the Notes at any time by giving reasonable notice to ProvGas. Under such circumstances, in the event that a successor securities depository is not obtained, Notes certificates will be printed and delivered to the holders of record. Additionally, ProvGas may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository) with respect to the Notes. In that event, certificates for the Notes will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that ProvGas believes to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

CONCERNING THE TRUSTEE

As of October 1, 1995, Rhode Island Hospital Trust Company resigned as Trustee and was replaced by State Street Bank and Trust Company. The Indenture provides that ProvGas' obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the First Mortgage Bonds upon all property and funds held or collected by the Trustee as such. (Section 77)

                           MBIA INSURANCE CORPORATION

The following information has been furnished by MBIA Insurance Corporation (the "Insurer"). No representation is made by ProvGas or the Underwriter as to the accuracy or completeness of any such information. The Insurer's policy is included as an exhibit to the Registration Statement of which this Prospectus is a part.

THE POLICY

The Insurer's policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of ProvGas to the party authorized by ProvGas to pay the principal of, and interest on, the Notes (the "Paying Agent") or its successor of an amount equal to (i) the principal of (either at the stated maturity or by an advancement of maturity pursuant to a mandatory sinking fund payment, if any) and interest on, the Notes as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, if any, the payments guaranteed by the Insurer's policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and
(ii) the reimbursement of any such payment which is subsequently recovered from any owner of the Notes pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a "Preference").

The Insurer's policy does not insure against loss of any prepayment premium, if any, which may at any time be payable with respect to any Note. The Insurer's policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions (other than mandatory sinking fund redemptions, if any); (ii) any payments to be made on an accelerated basis;
(iii) payments of the purchase price of the Notes upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. The Insurer's policy also does not insure against nonpayment of principal of or interest on the Notes resulting from the insolvency, negligence or any other act or omission of the Paying Agent or any other paying agent for the Notes.

Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of a Note the payment of an insured amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one Business Day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such Notes or presentment of such other proof of ownership of the Notes, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the Notes as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Notes in any legal proceeding related to payment of insured amounts on the Notes, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners or the Paying Agent payment of the insured amounts due on such Notes, less any amount held by the Paying Agent for the payment of such insured amounts and legally available therefor.

The Insurer's policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

THE INSURER

The Insurer is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company. MBIA Inc. is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

Effective February 17, 1998, MBIA Inc. acquired all of the outstanding stock of Capital Markets Assurance Corporation ("CMAC") through a merger with its parent CapMAC Holdings Inc. Pursuant to a reinsurance agree-ment, CMAC has ceded all of its net insured risks (including any amounts due but unpaid from third party reinsurers), as well as its unearned premiums and contingency reserves, to the Insurer. MBIA Inc. is not obligated to pay the debts of or claims against CMAC.

The consolidated financial statements of the Insurer, a wholly owned subsidiary of MBIA Inc., and its subsidiaries as of December 31, 1997 and December 31, 1996 and for the three years ended December 31, 1997, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 1997 and the consolidated financial statements of the Insurer and its subsidiaries as of September 30, 1998 and for the nine-month periods ending September 30, 1998 and September 30, 1997 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ending September 30, 1998 are hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

All financial statements of the Insurer and its subsidiaries included in documents filed by MBIA Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents.

The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and generally accepted accounting principles ("GAAP"):

                                                         SAP
                                       ---------------------------------------
                                       DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                       -----------------    ------------------
                                           (AUDITED)           (UNAUDITED)
                                                    (IN MILLIONS)
Admitted Assets......................       $5,256                $6,318
Liabilities..........................        3,496                 4,114
Capital and Surplus..................        1,760                 2,204

                                                        GAAP
                                       ---------------------------------------
                                       DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                       -----------------    ------------------
                                           (AUDITED)           (UNAUDITED)
                                                    (IN MILLIONS)
Assets...............................       $5,988                $7,439
Liabilities..........................        2,624                 3,268
Shareholder's Equity.................        3,364                 4,171

Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1997 year-end audited financial statements prepared in accordance with statutory accounting practices are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer's policy and Insurer set forth under the heading "MBIA Insurance Corporation." Additionally, the Insurer makes no representation regarding the Notes or the advisability of investing in the Notes.

Moody's Investors Service, Inc. rates financial strength of the Insurer "Aaa."

Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. rates the financial strength of the Insurer "AAA."

Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the financial strength of the Insurer "AAA."

Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

The above ratings are not recommendations to buy, sell or hold the Notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Notes. The Insurer does not guaranty the market price of the Notes nor does it guaranty that the ratings on the Notes will not be revised or withdrawn.

YEAR 2000 READINESS DISCLOSURE

An area of potential risk to the Insurer's financial guarantee business would be the inability of an issuer or its trustee or paying agent to make payments on an Insurer insured transaction because of their failure to be Year 2000 ready. To mitigate this risk, the Insurer has been surveying all trustees, all paying agents and selected high volume issuers to determine their state of readiness. While the survey is not complete, the results to-date are that all respondents are either ready or planning to be ready by late 1999. If the Insurer is asked to pay in those situations where the issuer's system fails, it will do so and would expect to recover any such payment in a fairly short time period. It is not possible at this time to evaluate the extent of such payments. The Insurer believes that it has adequate sources of liquidity to cover these payments.

                                    RATINGS

It is anticipated that S&P and Moody's will assign the Notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Notes of the Policy, insuring the timely payment of the principal of and interest on the Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. The Insurer does not guarantee the market price of the Notes nor does it guarantee that the ratings on the Notes will not be revised or withdrawn. Neither ProvGas nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Notes.

At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P -- AAA, AA, A and BBB and for Moody's -- Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITING

Subject to the terms and conditions of the underwriting agreement relating to the offering of Notes (the "Underwriting Agreement"), between ProvGas and Edward
D. Jones & Co., L.P. (the "Underwriter"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, ProvGas has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from ProvGas, the entire principal amount of the Notes.

The Underwriter has advised ProvGas that it proposes to offer the Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended (the "Securities Act").

ProvGas has agreed, during the period of 120 days from the date of this Prospectus, not to issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities (except for the Notes) which mature more than one year after the Underwriter's purchase of the Notes and which are substantially similar to the Notes without the prior written consent of the Underwriter.

Prior to this offering, there has been no public market for the Notes. The Underwriter has advised ProvGas that it intends to make a market in the Notes. The Underwriter will have no obligation to make a market in the Notes, however, and may cease market making activities, if commenced, at any time.

ProvGas has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

Certain legal matters relating to the Notes will be passed upon for ProvGas by Hinckley, Allen & Snyder, Providence, Rhode Island. Certain legal matters relating to the Notes will be passed upon for the Underwriter by Bryan Cave LLP, St. Louis, Missouri.

                                    EXPERTS

The consolidated financial statements and schedules of ProvGas as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.

The consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          INCORPORATION BY REFERENCE:
                        INFORMATION WE FILE WITH THE SEC

The SEC allows us to "incorporate by reference" the information we file with them, which means:

- incorporated documents are considered part of the prospectus;

- we can disclose important information to you by referring you to those documents; and

- information that we file with the SEC will automatically update and supersede certain information in this prospectus.

We incorporate by reference the document listed below which was filed with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act"):

- our Annual Report on Form 10-K for the year ended September 30, 1998.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the Notes offering:

- reports filed under Sections 13(a) and (c) of the Exchange Act;

- definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

- any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any filings referred to above (including any exhibit if specifically incorporated by reference therein), at no cost, by contacting us, orally or in writing, at the following address:

     The Providence Gas Company
     Attention: Corporate Secretary
     100 Weybosset Street
     Providence, RI 02903
     (401) 272-5040

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROVGAS OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF PROVGAS SINCE THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Where You Can Find More Information..    2
Forward-Looking Statements...........    2
Prospectus Summary...................    3
The Providence Gas Company...........    6
Selected Consolidated Financial
  Data...............................    8
Ratio of Earnings to Fixed Charges...    8
Capitalization.......................    9
Use of Proceeds......................   10
Description of the Notes.............   10
MBIA Insurance Corporation...........   18
Ratings..............................   21
Underwriting.........................   22
Legal Matters........................   22
Experts..............................   22
Incorporation by Reference:
  Information We File the SEC........   23

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $15,000,000

                           [PROVIDENCE GAS CO. LOGO]

                       % SENIOR SECURED INSURED QUARTERLY NOTES
                          DUE                  , 2029
                                 (IQ NOTES(SM))
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                          EDWARD D. JONES & CO., L.P.
                                           , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by ProvGas in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimated, except the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee.........  $  4,170
Trustees Expenses...........................................     5,000
Accounting Fees and Expenses................................    12,500
Legal Fees and Expenses.....................................    65,000
Rating Agency Fees..........................................    18,000
Insurance Premium...........................................   323,000
Printing, Engraving and Delivery Expenses...................     4,000
Blue Sky Fees and Expenses (includes fees and expenses of
  counsel)..................................................     5,000
Miscellaneous...............................................     5,330
                                                              --------
          Total.............................................  $442,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 4.1 of the Rhode Island Business Corporation Act authorizes Rhode Island corporations to indemnify their directors and officers. Article II, Section 6 of ProvGas' By-Laws provides:

     "SEC. 6. Any person who at any time serves or shall have served as director, officer or employee of the corporation, and his heirs, executors and administrators, without prejudice to any other rights or privileges to which he may be entitled and whether or not in office at the time, shall be indemnified and reimbursed by the corporation against and for any and all claims and liabilities to which he may be or become subject by reason of such service and against and for any and all expenses necessarily incurred in connection with the defense or reasonable settlement of any legal or administrative proceedings to which he is made a party by reason of such service, except in relation to matters as to which he shall be finally adjudged to be liable for negligence or misconduct in the performance of his official duties."

ITEM 16.  EXHIBITS.

(a) Exhibits.

     The Index to Exhibits to this Registration Statement is incorporated herein by reference.

(b) Financial Statement Schedules.

     None

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities

    Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

(3) That (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and
    (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 22, 1999.

                                          The Providence Gas Company



                                          By:      /s/ JAMES H. DODGE
                                              ----------------------------------
                                                       James H. Dodge
                                                  Chairman, President and
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 22, 1999.

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                /s/ JAMES H. DODGE                     Chairman, President, and Chief Executive
---------------------------------------------------      Officer (Principal Executive Officer)
                  James H. Dodge

              /s/ GARY S. GILLHEENEY                   Senior Vice President, Chief Financial
---------------------------------------------------      Officer and Treasurer (Principal Financial
                Gary S. Gillheeney                       Officer)

               /s/ SHARON A. DUFOUR                    Controller
---------------------------------------------------
                 Sharon A. Dufour

                         *                             Director
---------------------------------------------------
              Gilbert R. Bodell, Jr.

                         *                             Director
---------------------------------------------------
                  John H. Howland

                         *                             Director
---------------------------------------------------
                Douglas H. Johnson

                         *                             Director
---------------------------------------------------
                  William Kreykes

                         *                             Director
---------------------------------------------------
                   Paul F. Levy

                         *                             Director
---------------------------------------------------
                Romolo A. Marsella

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                         *                             Director
---------------------------------------------------
                  M. Anne Szostak

                         *                             Director
---------------------------------------------------
                Kenneth W. Washburn

                         *                             Director
---------------------------------------------------
                  W. Edward Wood

By:         /s/ GARY S. GILLHEENEY
    -----------------------------------------------
      (Attorney-in-fact for those individuals
             indicated by an asterisk)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   1.1     Form of Underwriting Agreement
   3.1     Charter (incorporated by reference to Exhibit 3.1 to the
           Registrant's Registration Statement on Form S-1
           (Registration No. 2-72726))
   3.2     Bylaws. (Filed as Exhibit 3.2 to the Annual Report on Form
           10-K of the Registrant in Form 10-K for the year ended
           September 30, 1993, incorporated herein by this reference)
   4.1     First Mortgage Indenture dated as of January 1, 1922, as
           supplemented by First through Twelfth Supplemental
           Indentures, (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-1
           (Registration No. 2-72726))
   4.2     Fourteenth, Fifteenth and Sixteenth Supplemental Indentures
           dated as of August 1, 1988, June 1, 1990 and November 1,
           1992, respectively (incorporated by reference to Exhibit 4 to the Quarterly Report of Providence Energy Corporation
           (Commission File No. 1-10032) on Form 10-Q for the quarter ended March 31, 1993)
   4.3     Seventeenth Supplemental Indenture dated as of November 1,
           1993. (Filed as Exhibit 4.5 to the Annual Report of the
           Registrant on Form 10-K for the year ended September 30,
           1993, incorporated herein by this reference)
   4.4     Eighteenth Supplemental Indenture dated as of December 1,
           1995. (Filed as Exhibit 4.6 of the Annual Report of the
           Registrant on Form 10-K for the year ended September 30,
           1995, incorporated herein by this reference)
   4.5     Nineteenth Supplemental Indenture dated as of April 1, 1998.
           (Filed as Exhibit 4.5 of the Annual Report of the Registrant
           on Form 10-K for the year ended September 30, 1998,
           incorporated herein by this reference)
   4.6     Form of Twentieth Supplemental Indenture to be dated on or about February 1, 1999
   5.1     Opinion of Hinckley, Allen & Snyder
  10.1     Redacted gas supply contract dated October 1, 1997 between
           Duke Energy Trading and Marketing, L.L.C. and the
           Registrant. (Filed as Exhibit 10 to Form 10-Q of the
           Registrant for the quarter ended June 30, 1998, incorporated herein by this reference.)
  12.1     Statement re: Computation of Ratios of Earnings to Fixed
           Charges
  21.1     Subsidiary of the Registrant
  23.1     Consent of Hinckley, Allen & Snyder (included in Exhibit
           5.1)
  23.2     Consent of Arthur Andersen LLP
  23.3     Consent of PricewaterhouseCoopers LLP
  24.1     Power of Attorney
  25.1     Statement of Eligibility and Qualification of State Street
           Bank and Trust Company
  99.1     Form of Financial Guaranty Insurance Policy of MBIA
           Insurance Corporation

Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.